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                                                            EXHIBIT 23(g)(1)(b)

                       FOREIGN CUSTODY MANAGER ADDENDUM

                                      TO

GLOBAL CUSTODIAL SERVICES AGREEMENT, dated as of __________, 2007, by and between LINCOLN VARIABLE INSURANCE PRODUCTS Trust, on behalf of its series listed on Schedule A (the "Client") and CITIBANK, N.A. (the "Custodian").

The Client desires to have the Custodian assume and discharge the responsibility of the Client's board of directors (hereinafter the "Board") to select, contract with and monitor certain custodians of non-U.S. assets of the Client held by the Custodian pursuant to the Global Custodial Services Agreement (the "Agreement"). The Custodian agrees to accept the delegation and to perform the responsibility as provided in this Addendum.

(A)Foreign Custody Manager:

   (i) The Board hereby delegates to the Custodian, and the Custodian hereby accepts the delegation to it, of the obligation to serve as the Client's "Foreign Custody Manager" (as defined in Rule 17f-5(a)(2) under the Investment Company Act of 1940, as amended from time to time), in respect to the Client's foreign investments held from time to time by the Custodian with any Subcustodian or Clearance System (each defined in the Agreement) that is an Eligible Foreign Custodian (as defined in Rule 17f-5(a)(1)) and that is not a Compulsory Depository as defined below. Foreign investments are any Property (as defined in the Agreement for which the primary market is outside the U.S.A.

   (ii) As Foreign Custody Manager, the custodian shall:

       (1) select Eligible Foreign Custodians to serve as foreign custodians and place and maintain the Client's foreign investments with such foreign custodians;

       (2) in selecting an Eligible Foreign Custodian, first determine that foreign investments placed and maintained in the safekeeping of each Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such investments including without limitation, those factors set forth in Rule 17f-5(c)(1)(i)-(iv);

       (3) enter into written agreements with each Eligible Foreign Custodian selected by the Custodian hereunder;

       (4) determine that the written contract with each Eligible Foreign Custodian (or, in the case of an Eligible Foreign Custodian that is a Clearance System such contract (which may be between the Custodian and the Clearance System or between an Eligible Foreign Custodian selected by the Custodian and the Clearance System), the rules or established practices or procedures of the

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       Clearance System, or any combination of the foregoing) requires that the
       Eligible Foreign Custodian will provide reasonable care for the foreign investments, based on the standards applicable to custodians in the relevant market, and that all such contracts, rules, practices and procedures satisfy the requirements of Rule 17f-5(c)(2);

       (5) provide written reports (x) notifying the Board of the placement of foreign investments with each Eligible Foreign Custodian, such reports to be provided at such time as the Board deems reasonable and appropriate, but not less than quarterly, and (y) promptly notifying the Board of the occurrence of any material change in the arrangements with an Eligible Foreign Custodian;

       (6) monitor the continued appropriateness of (x) maintaining the foreign investments with Eligible Foreign Custodians selected hereunder and
       (y) the governing contractual arrangements; it being understood, however, that in the event the Custodian shall determine that any Eligible Foreign Custodian would no longer afford the foreign investments reasonable care, the Custodian shall promptly so advise the Client and shall then act in accordance with Instructions (as defined in the Agreement) with respect to the disposition of the foreign investments; and

       (7) exercise such reasonable care, prudence and diligence in serving as the Foreign Custody Manager as the Custodian exercises in performing its responsibility under the Agreement for the safekeeping of the Client's Property (as defined in the Agreement).

   (iii) Nothing in the paragraph shall relieve the Custodian of any responsibility otherwise provided in the Agreement or this Addendum for loss or damage suffered by the Client from an act of negligence or willful misconduct on the part of the Custodian.

   (iv) Nothing in this Addendum shall require the Custodian to make any selection on behalf of the Client that would entail consideration of any factor reasonable related to the systemic risk of holding assets in a particular country including, but not limited to, such country's financial infrastructure and prevailing settlement practices. The Custodian agrees to provide to the Client such information relating to such risk as the Client shall reasonable request from time to time and such other information as the Custodian generally makes available to customers with regard to such countries and risk.

(B)Compulsory Depositories:

   (i) Notwithstanding the provisions of Section A above, the Custodian shall not serve as Foreign Custody Manager in respect of any Compulsory Depository, as defined below. The Custodian, through its branches or any Subcustodians, shall be entitled to deposit and maintain the foreign investments in Compulsory Depositories as the Custodian deems prudent and appropriate, unless otherwise instructed by the Client or its delegate;

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   (ii) Prior to depositing the foreign investments in any Compulsory
   Depository, the Custodian shall notify the Client that a Compulsory Depository will be used and provide the Client in respect of the Compulsory Depository, with current information of the type the Custodian provided to clients in the Custodian's informational binders entitled "SEC Rule 17f-5 Package". The Custodian, shall make its representatives available to consult, in good faith, with such of the Client's delegates as the Client shall designate regarding the advisability of depositing the Client's foreign investments with any Compulsory Depository;

   (iii) The Custodian shall provide the Client with reports regarding Compulsory Depositories as provided in Section (A)(ii)(5) above and shall provide the Client with such other information with regard to any Compulsory Depository as the Client shall reasonable request; and

   (iv) A "Compulsory Depository" shall mean a Clearance System that is a non-U.S. securities depository or clearing agency the use of which is mandatory (x) by law or regulation, (y) because securities cannot be withdrawn from the depository or clearing agency or (2) because maintaining securities outside the securities depository or clearing agency is not consistent with prevailing local custodial practices. The Custodian shall supply to the Client from time to time a schedule of the Compulsory Depositories in which the Custodian holds the Client's foreign investments.

(C)Termination

   (i) The Client may terminate this delegation upon written notice to the Custodian.

   (ii) The Custodian may terminate its acceptance of this delegation upon ninety (90) days written notice to the Client.

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed as of the __________, 2007, by their respective officers thereunto duly authorized.

CITIBANK, N.A., NEW YORK OFFICE         LINCOLN VARIABLE INSURANCE
                                        PRODUCTSTRUST, on behalf of its
                                        Funds listed on Schedule A

By:    -----------------------------    By:    -----------------------------

Name:  -----------------------------    Name:  -----------------------------

Title: -----------------------------    Title: -----------------------------

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                                  Schedule A

                    Series of the Trust that are Subject to
                     this Foreign Custody Manager Addendum

                                   LVIP Mid-Cap Growth Fund

                                   LVIP Small-Cap Index Fund

                                   LVIP MFS Value Fund

                                   LVIP Mid-Cap Value Fund

                                   LVIP S&P 500 Index Fund

                                   LVIP Capital Growth Fund

                                   LVIP Marsico International Growth Fund

                                   LVIP Value Opportunities Fund

                                   LVIP T. Rowe Price Growth Stock Fund

                                   LVIP Templeton Growth Fund

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